Exhibit 10.8

The Eli Lilly and Company Bonus Plan

(as amended effective January 1, 2011)

- i -

The Eli Lilly and Company Bonus Plan

(as amended effective January 1, 2011)

SECTION 1. PURPOSE

The purpose of The Eli Lilly and Company Bonus Plan is to encourage and promote eligible employees to create and deliver innovative pharmaceutical-based health care solutions that enable people to live longer, healthier and more active lives, to outgrow our competitors through a constant stream of pharmaceutical innovation, and to materially increase shareholder value. The Plan is designed to accomplish the following key objectives:

a.	motivate superior employee performance through the implementation of a performance-based bonus system for all eligible management employees, United States employees (including those in Puerto Rico) and other employees as may be designated from time to time;

b.	encourage eligible employees to take greater ownership of the company and provide “Answers that Matter” daily by creating a direct relationship between key company measurements and individual bonus payouts; and

c.	enable the Company to attract and retain employees that will be instrumental in driving sustained growth and performance of Eli Lilly and Company by providing a competitive bonus program that rewards outstanding performance consistent with the Company’s mission, values and increased shareholder value.

SECTION 2. DEFINITIONS

The following words and phrases as used in this Plan will have the following meanings unless a different meaning is clearly required by the context. Masculine pronouns will refer both to males and to females:

2.1	Applicable Year means the calendar year immediately preceding the year in which payment of the Company Bonus is payable pursuant to Section 6. For example, the Applicable Year for 2012 payout is January 1, 2011 through December 31, 2011.

2.2	Bonus Target means the percentage of Participant Earnings for each Participant as described in Section 5.6(a) below.

2.3	Code means the Internal Revenue Code of 1986, as amended from time to time.

2.4	Committee means (i) with respect to the Executive Officers of Lilly, the Compensation Committee, the members of which will be selected by the Board of Directors of Lilly, from among its members; and (ii) with respect to all other Eligible Employees, the Compensation Committee of the Board of Directors or its designee.

2.5	Company means Eli Lilly and Company and its subsidiaries.

2.6	Company Bonus means the amount of bonus compensation payable to a Participant as described in Section 5 below. Notwithstanding the foregoing, however, the Committee may determine, in its sole discretion, to reduce the amount of a Participant’s Company Bonus if such Participant becomes eligible to participate in such other bonus program of the Company as may be specifically designated by the Committee. Such reduction may be by a stated percentage up to and including 100% of the Company Bonus.

2.7	Company Performance Bonus Multiple means the amount as calculated in Sections 5.3 and 5.4 below.

2.8	Disabled means a Participant who (i) has become eligible for a payment under The Lilly Extended Disability Plan, assuming eligibility to participate in that plan, or (ii) for those employees ineligible to participate in The Lilly Extended Disability Plan, has become otherwise “disabled” under the applicable disability benefit plan or program for the Participant, or, in the event that there is no such disability benefit plan or program, has become disabled under applicable local law.

2.9	Earnings Per Share (EPS) means the diluted earnings per share of the Company as reported in the Company’s “Consolidated Statements of Income” in accordance with generally accepted accounting principles and Section 3.4 below.

2.10	Earnings Per Share Growth (EPS Growth) means the percentage increase in EPS in the Applicable Year compared to the prior year.

2.11	Effective Date means January 1, 2004, as amended from time to time.

2.12	Eligible Employee means:

a.	with respect to employees of Lilly, Lilly USA, LLC., ImClone Systems Corporation or Lilly’s subsidiaries with operations in Puerto Rico, a person (1) who is employed as an employee by the Company on a scheduled basis of twenty (20) or more hours per week and is scheduled to work at least five (5) months per year; and (2) who is receiving compensation, including temporary illness pay under Lilly’s Illness Pay Program or similar short-term disability program, from the Company for services rendered as an employee. Notwithstanding anything herein to the contrary, the term “Eligible Employee” will not include:

(1)	a person who has reached Retirement with the Company;

(2)	a person who is Disabled;

(3)	a person who is a “leased employee” within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended, or whose basic compensation for services on behalf of the Company is not paid directly by the Company;

(4)	a person who is classified as a “Fixed Duration Employee”, as that term is used by Lilly;

(5)	a person who is classified as a special status employee because his employment status is temporary, seasonal, or otherwise inconsistent with regular employment status;

(6)	a person who is eligible to participate in the Eli Lilly and Company Prem1er Rewards Plan, a bonus or incentive plan for eligible employees of Elanco Animal Health or such other Company bonus or incentive program as may be specifically designated by the Committee or its designee; or

(7)	a person who submits to the Committee in writing a request that he not be considered eligible for participation in the Plan or is a member of the Board of Directors of Lilly unless he or she is also an Eligible Employee.

(8)	any other category of employees designated by the Committee in its discretion with respect to any Applicable Year.

b.	with respect to those employees who are employed by the Company, but not by Lilly, Lilly USA, LLC., or a Puerto Rican subsidiary, an employee of the Company designated by the Committee as a Participant in the Plan with respect to any Applicable Year. In its discretion, the Committee may designate Participants either on an individual basis or by determining that all employees in specified job categories, classifications, levels, subsidiaries or other appropriate classification will be Participants.

c.	Notwithstanding anything herein to the contrary, the term Eligible Employee will not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Company. Consistent with the foregoing, and for purposes of clarification only, the term employee or Eligible Employee does not include any individual who performs services for the Company as an independent contractor or under any other non-employee classification.

2.13	Executive Officer Incentive Plan means The Eli Lilly and Company Executive Officer Incentive Plan, as approved by the Board of Directors of Lilly, effective January 1, 2011, contingent on approval by the Company’s shareholders at their annual meeting in April, 2011. The Executive Officer Incentive Plan has been established to comply with the provisions of Section 162(m) of the Internal Revenue Code; provided, however, participation in such plan is not limited to “covered employees” within the meaning of Code Section 162(m)(3).

2.14	Lilly means Eli Lilly and Company.

2.15

Lilly Executive Officer or Section 162(m) Participant means a Participant who has been designated by the Board of Directors of Lilly as an executive officer pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and who either has remained in an executive officer position through the end of the Applicable Year or is otherwise a participant in the Executive Officer Incentive Plan on the last day of the Applicable Year. For purposes of this Plan, a Lilly Executive Officer will be considered a Section 162(m) Participant whether or not he is a “covered employee” under Section 162(m).

2.16	Participant means an Eligible Employee who is participating in the Plan.

2.17	Participant Earnings means (A) those amounts described below that are earned during the portion of the Applicable Year during which the employee is a Participant in the Plan:

(i)	regular compensation (including applicable deferred compensation amounts), overtime, shift premiums and other forms of additional compensation determined by and paid currently pursuant to an established formula or procedure;

(ii)	salary reduction contributions to The Lilly Employee 401(k) Plan or elective contributions under any similar tax-qualified plan that is intended to meet the requirements of Section 401(k) of the Internal Revenue Code or similar Company savings program;

(iii)	elective contributions to any cafeteria plan that is intended to meet the requirements of Section 125 of the Internal Revenue Code or other pre-tax contributions to a similar Company benefit plan;

(iv)	payments made under the terms of Lilly’s Illness Pay Program or other similar Company or government-required leave program during an Applicable Year to a Participant who is on approved leave of absence and is receiving one hundred percent (100%) of his base pay; and

(v)	other legally-mandated or otherwise required pre-tax deductions from a Participant’s base salary.

(B)	The term “Participant Earnings” does not include:

(i)	compensation paid in lieu of earned vacation;

(ii)	amounts contributed to the Retirement Plan or any other qualified plan, except as provided in clause (A)(ii), above;

(iii)	payments made under the terms of Lilly’s Illness Pay Program or other similar Company or government-required leave program during an Applicable Year to a Participant who is on approved leave of absence and is receiving less than the full amount of his base pay;

(iv)	amounts paid under this Plan or other bonus or incentive program of the Company;

(v)	payments made under The Lilly Severance Pay Plan, The Severance Pay Plan for Eli Lilly Affiliate Employees in Puerto Rico or any other severance-type benefit (whether company-sponsored or mandated by law) arising out of or relating to a Participant’s termination of employment;

(vi)	payments based upon the discretion of the Company;

(vii)	in the case of a person employed by a Lilly subsidiary, foreign service, cost of living, or other allowances that would not be paid were the person employed by Lilly;

(viii)	amounts paid as commissions, sales bonuses, or Market Premiums (as defined under the Retirement Plan); or

(ix)	earnings with respect to the exercise of stock options or vesting of restricted stock.

2.18	Performance Benchmarks mean the amounts as calculated in Section 5.3 below. The Performance Benchmarks will be established based on Lilly’s internal business plan as reviewed and approved by the Board of Directors of the Company and based on performance measures as described in Section 5.2.

2.19	Pipeline Metrics mean the measurements of the Company’s research and development pipeline established and approved by the Compensation Committee in consultation with the Science and Technology Committee of the Board of Directors of Lilly to be used for purposes of bonus calculations as described below. Such measures may include, but are not limited to, the number and type of product approvals within an Applicable Year, the number of new molecular entities that enter Phase III clinical trials during an Applicable Year, the assessed progress of the Company’s portfolio against predicted outcomes (i.e., delivery reliability) and the assessed quality of the pipeline products, as determined by the Company.

2.20	Plan means The Eli Lilly and Company Bonus Plan as set forth herein and as hereafter modified or amended from time to time. The Plan is an incentive compensation program and is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pursuant to Department of Labor Regulation Section 2510.3.

2.21	Plant Closing means the closing of a plant site or other Company location that directly results in termination of employment.

2.22	Reduction in Workforce means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment.

2.23	Retirement means the cessation of employment upon the attainment of age fifty-five with at least ten years of service (55 and 10), age sixty-five with at least five years of service (65 and 5) or at least eighty (80) points, as determined by the provisions of the Retirement Plan as amended from time to time, assuming eligibility to participate in that plan. For persons who are not participants in the Retirement Plan, Retirement means the cessation of employment as a retired employee under the applicable retirement benefit plan or program as provided by the Company or applicable law.

2.24	Retirement Plan means The Lilly Retirement Plan.

2.25	Revenue means, for any Applicable Year, the consolidated net revenue of the Company as set forth in the “Statements of Operations” as reported by the Company in accordance with generally accepted accounting principles and Section 3.4 below.

2.26	Revenue Growth means the percentage increase in Revenue in the Applicable Year compared to the prior year.

2.27	Service means the aggregate time of employment of an Eligible Employee by the Company.

SECTION 3. ADMINISTRATION

3.1	Committee. The Plan will be administered by the Compensation Committee of the Board of Directors of Eli Lilly and Company or, if the name of the Compensation Committee is changed, the Plan will be administered by such successor committee. For all Eligible Employees other than Lilly Executive Officers, the Compensation Committee may delegate all or a portion of its responsibilities within its sole discretion by resolution. Any reference in this Plan to the Committee or its authority will be deemed to include such designees (other than with respect to Lilly Executive Officers or a member of the Board of Directors or for purposes of Section 9).

3.2	Powers of the Committee. The Committee will have the right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision. The Committee will have authority to adopt, amend and rescind rules consistent with the Plan, to make exceptions in particular cases to the rules of eligibility for participation in the Plan (except with respect to Lilly Executive Officers), and to delegate authority for approval of participation of any Eligible Employee except for Lilly Executive Officers or a member of the Board of Directors. The Committee will take all necessary action to establish annual Performance Benchmarks and approve the timing of payments, as necessary.

3.3	Certification of Results. Before any amount is paid under the Plan, the Committee will certify in writing the calculation of EPS, EPS Growth, Revenue, Revenue Growth and Pipeline Metrics (or other applicable performance measures) for the Applicable Year and the satisfaction of all other material terms of the calculation of the Company Performance Bonus Multiple and Company Bonus.

3.4	Adjustments for Significant Events. Not later than 90 days after the beginning of an Applicable Year, the Committee may specify with respect to Company Bonuses for the Applicable Year that the performance measures described in Section 5.2 will be determined before the effects of acquisitions, divestitures, restructurings or special charges or gains, changes in corporate capitalization, accounting changes, and/or events that are treated as extraordinary items for accounting purposes.

3.5	Finality of Committee Determinations. Any determination by the Committee of Revenue, Revenue Growth, EPS, EPS Growth, Pipeline Metrics, any other performance measure, Performance Benchmarks and the level and entitlement to Company Bonus, and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations made by Lilly and its auditors to determine Revenue, Revenue Growth, EPS, EPS Growth and related information for administration of the Plan, whether such information is determined by the Company, auditors or a third-party vendor engaged specifically to provide such information to the Company. This subsection is not intended to limit the Committee’s power, to the extent it deems proper in its discretion, to take any action permitted under the Plan.

SECTION 4. PARTICIPATION IN THE PLAN

4.1	General Rule. Only Eligible Employees may participate in and receive payments under the Plan.

4.2	Commencement of Participation. An Eligible Employee will become a Participant in the Plan as follows: (i) in the case of Eligible Employees under Section 2.11(a), on the date on which the individual completes at least one hour of employment as an Eligible Employee within the United States or Puerto Rico, and (ii) in the case of Eligible Employees under Section 2.11(b), on the date as of which the Committee has designated the individual to become a Participant in the Plan.

4.3	Termination of Participation. An Eligible Employee will cease to be a Participant upon termination of employment with the Company for any reason, or at the time he otherwise ceases to be an Eligible Employee under the Plan; provided, however, a terminated Participant shall be eligible for a Company Bonus to the extent provided in Section 5.9.

SECTION 5. DEFINITION AND COMPUTATION OF COMPANY BONUS

5.1	Computation for Eligible Employees. Company Bonus amounts will depend significantly on Company performance as well as Participants’ individual performance for certain Eligible Employees. As more specifically described below, a Participant’s Company Bonus is calculated by multiplying the Participant’s Bonus Target by his Participant Earnings and the Company Performance Bonus Multiple. For eligible management and Lilly employees and those Participants designated by the Committee, individual performance will also impact the Company Bonus calculation, as described in Section 5.6(c) below. Company Bonuses are paid out to eligible Participants in the manner provided below.

5.2	Establishment of Performance Measures. Not later than 90 days after the beginning of each Applicable Year, the Committee will, in its sole discretion, determine appropriate performance measures for use in calculating Company Bonus amounts. These performance measures may include, but are not limited to, Revenue Growth, EPS Growth, growth in net income, return on assets, return on equity, Pipeline Metrics, total shareholder return, EVA, MVA or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructurings and special charges or gains. Unless otherwise specified pursuant to a written resolution adopted by the Committee for the Applicable Year, the Committee will use as performance measures EPS Growth, Revenue Growth and Pipeline Metrics, in each case before the effect of acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined as described above) as performance measures.

5.3

Establishment of Performance Benchmarks. Not later than 90 days after the beginning of each Applicable Year, the Committee will establish Performance Benchmarks for the Company based on the performance measures described in Section 5.2 above. Unless otherwise specified pursuant to a written resolution adopted by the Committee for the

Applicable Year, the Performance Benchmarks will correspond with EPS Growth and Revenue Growth amounts for the Applicable Year, established based on Lilly’s internal business plan as reviewed and approved by the Board of Directors of the Company, and Pipeline Metrics as approved by the Committee in consultation with the Science and Technology Committee. The Performance Benchmarks will correspond to EPS Growth, Revenue Growth and Pipeline Metric multiples equal to 1.0. The Committee will also adopt a formula that will determine the extent to which the performance measure multiples will vary as the Company’s actual results relative to the internal plan approved by the Board of Directors of the Company vary from the Performance Benchmarks. Notwithstanding the foregoing, each performance measure multiple established above will be no less than 0.0 or greater than 2.0 in any Applicable Year, regardless of the Company’s actual results.

5.4	Company Performance Bonus Multiple. Unless otherwise specified pursuant to a written resolution adopted by the Committee not later than 90 days after the beginning of the Applicable Year, the Company Performance Bonus Multiple is equal to the product of the EPS Growth multiple and 0.50 plus the product of the Revenue Growth multiple and 0.25 plus the product of the Pipeline Metrics multiple and 0.25 (i.e., Company Performance Bonus Multiple = (EPS Growth multiple * 0.50) + (Revenue Growth multiple * 0.25) + (Pipeline Metrics multiple * 0.25)).

5.5	Company Performance Bonus Multiple Threshold and Ceiling; Committee’s Downward Discretion. Notwithstanding Sections 5.3 and 5.4, the Company Performance Bonus Multiple will not be less than 0.25 or greater than 2.0 in an Applicable Year. If the calculations described in Sections 5.3 and 5.4 above result in a number that is less than 0.25, the Company Performance Bonus Multiple will equal 0.25 for the Applicable Year. Notwithstanding the foregoing Sections 5.3, 5.4, and 5.5, the Committee may reduce the Company Performance Bonus Multiple (including but not limited to a reduction below 0.25) for some or all Eligible Employees, in its discretion.

5.6	Participant Company Bonus.

a.	Bonus Target. Not later than 90 days after the beginning of the Applicable Year, the Bonus Target for each Participant, whether such Participant is designated on an individual basis or by specified job categories, classifications, levels, subsidiaries or other appropriate classification, will be determined by the Committee on a basis that takes into consideration a Participant’s pay grade level and job responsibilities. The Bonus Target for each Participant for the Applicable Year will be expressed as a percentage of Participant Earnings as of December 31 of the Applicable Year. No later than early in the Applicable Year, each Participant will receive information regarding the Participant’s Bonus Target. In the event that a Participant’s pay grade level changes during the Applicable Year (e.g., because of promotion, demotion or otherwise), the Participant’s Bonus Target will be prorated based on the Bonus Target applicable to each pay grade level (with related job responsibilities) and the percentage of time that the Participant is employed at each pay grade level during the Applicable Year.

b.	Company Bonus Calculation. Except as described in Section 5.6(c) below, a Participant’s Company Bonus will equal the product of the Company Performance Bonus Multiple and the Participant’s Bonus Target and the Participant’s Earnings.

c.	Adjustment for Individual Performance Multiplier, if Applicable.

Notwithstanding anything herein to the contrary, all eligible management employees (except Lilly Executive Officers), United States employees and other employees as may be designated from time to time by the Committee are subject to individual performance multipliers. For all such Participants subject to an individual performance multiplier, the amount calculated in Section 5.6(b) above will be adjusted based on the Participant’s performance rating at the end of the Applicable Year. Not later than 90 days after the beginning of the Applicable Year, the Committee will determine applicable performance multipliers or performance ranges for the applicable performance rating system in effect for the Participant. For each such Participant, the performance rating will be determined by the Participant’s supervision.

In the event that a Participant does not receive a year-end performance rating, but is otherwise eligible for a Company Bonus, the amount calculated in Section 5.6(b) will be multiplied by 1.0 so that the Participant’s actual Company Bonus will be the amount calculated in Section 5.6(b) above.

5.7	Conditions on Company Bonus. Payment of any Company Bonus is neither guaranteed nor automatic. A Participant’s Company Bonus is not considered to be any form of compensation, wages, or benefits, unless and until paid.

5.8	Special Limitations and Conditions Applicable to Lilly Executive Officers. Any Company Bonus to a Lilly Executive Officer shall be subject to the terms of the Executive Officer Incentive Plan. As a result, no Company Bonus shall be paid to a Lilly Executive Officer, unless the Executive Incentive Bonus Plan is approved by Lilly shareholders at their annual meeting in April, 2011, in accordance with the applicable provisions of Code Section 162(m), and the amount of any Company Bonus to a Lilly Executive Officer for an Applicable Year shall under no circumstances exceed the amount payable for such Applicable Year pursuant to the Executive Officer Incentive Plan.

5.9	Required Employment. Except as provided below in this Section 5.9 or as otherwise designated by the Committee, if a Participant is not employed by the Company on the last day of the Applicable Year, or is otherwise not an Eligible Employee on that date, the Participant is not entitled to any Company Bonus payment under this Plan for that Applicable Year.

a.	Leaves of Absence. A Participant who, on the last day of the Applicable Year, is on approved leave of absence under the Family and Medical Leave Act of 1993, military leave under the Uniformed Services Employment and Reemployment Rights Act, or such other approved leave of absence will be considered to be an Eligible Employee on that date for purposes of this Plan.

b.	Transfer. An employee who is a Participant in this Plan for a portion of the Applicable Year and then transfers to a position within the Company in which he is ineligible to participate in this Plan, but who remains employed by the Company on the last day of the Applicable Year, will be treated as satisfying the last-day-of-Applicable Year requirement for purposes of this Plan. In that event, his Company Bonus will be based on his Participant Earnings for the portion of the Applicable Year in which the employee was a Participant in the Plan.

c.	Retirement, Disability or Death. Except as described below, a Participant who was an Eligible Employee for some portion of the Applicable Year and then takes Retirement, becomes and remains Disabled through the end of the Applicable Year, or dies during the Applicable Year will be considered to satisfy the last-day-of-Applicable-Year requirement described in this Section 5.9 for purposes of this Plan. Notwithstanding the foregoing, an Eligible Employee in the United States who has not received a year-end performance rating and (1) is on employment probation (or its equivalent outside the United States) for unsatisfactory performance and takes Retirement in lieu of a termination of employment; or (2) takes Retirement in lieu of termination of employment because of an immediately terminable offense (e.g. absence of three days without notice, insubordination, violation of substance abuse policy, possession of firearms, misconduct) will not be considered to satisfy the last day of Applicable Year requirement.

d.	Reallocation, Medical Reassignment, Plant Closing or Reduction in Workforce. A Participant who was an Eligible Employee for some portion of the Applicable Year and whose employment is terminated as a result of his failure to locate a position following his reallocation or medical reassignment in the United States, or a Plant Closing or Reduction in Workforce will be considered to satisfy the last-day-of-Applicable Year requirement described in this Section 5.9 for purposes of this Plan. The Committee or its designee’s determination regarding whether a Participant’s termination is a direct result of either a Plant Closing or a Reduction in Workforce will be final and binding.

e.	Notice of Resignation. In addition, a Participant who submits a notice of resignation from employment with the Company prior to the end of the Applicable Year and whose effective date of resignation is two (2) weeks or less from the date of notice of resignation will be considered employed by the Company for purposes of this Plan until the end of his specified notice period.

5.9	New Participants. If an Eligible Employee began participation in the Plan during an Applicable Year and is eligible for a Company Bonus, his Company Bonus will be based on Participant Earnings earned after the employee became a Participant. An Eligible Employee who became assigned to a position eligible for a Company Bonus at any time other than the first of the month will become a Participant the first of the following month.

SECTION 6. TIME OF PAYMENT

6.1	General Rule. Payment under the Plan will be made in the year following the Applicable Year on or prior to March 15 of such year.

6.2	Terminated Employee. Except as provided in Section 5.9 above, in the event an Eligible Employee’s employment with the Company ends for any reason prior to the last day of the Applicable Year, he will not receive any Company Bonus for the Applicable Year.

6.3	Deceased Eligible Employee. In the event an Eligible Employee dies before payment under the Plan is made, the Committee may, in its sole discretion, authorize the Company to pay to his personal representative or beneficiary an amount not to exceed the amount established by the Committee to reflect the payment accrued at the date of death. Any such payment would be paid consistent with the timing requirements described in subsection 6.1 above.

SECTION 7. ADMINISTRATIVE GUIDELINES

7.1	Establishment and Amendment by the Committee. The Committee may establish objective and nondiscriminatory written guidelines for administering those provisions of the Plan that expressly provide for the determination of eligibility, Company Bonus or benefits on the basis of rules established by the Committee. The Committee may, from time to time, amend or supplement the administrative guidelines established in accordance with this subsection 7.1. The administrative guidelines established or amended in accordance with this subsection 7.1 will not be effective to the extent that they materially increase the Plan’s liability, or to the extent that they are inconsistent with, or purport to amend, any provision of the Plan set forth in a document other than such administrative guidelines.

7.2.	Amendment by Board of Directors. Any administrative guidelines established by the Committee pursuant to subsection 7.1 may be amended or revoked by the Board of Directors, either prospectively or retroactively, in accordance with the general amendment procedures set forth in section 9 below.

SECTION 8. MISCELLANEOUS

8.1	No Vested Right. No employee, participant, beneficiary, or other individual will have a vested right to a Company Bonus or any part thereof until payment is made to him under Section 6.

8.2	No Employment Rights. No provision of the Plan or any action taken by the Company, the Board of Directors of the Company, or the Committee will give any person any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant for any reason or no reason, with or without notice, is specifically reserved.

8.3	No Adjustments. After the certification of the calculation of EPS, EPS Growth, Revenue, Revenue Growth, Pipeline Metrics and any other material terms of the calculation of the Company Performance Bonus Multiple and Company Bonus for the Applicable Year as described in Section 3.3 above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state, or municipal taxes later assessed or determined, or otherwise. Notwithstanding any other provision of the Plan, including Section 8.3, all payments pursuant to the Plan are subject to the Company’s Executive Compensation Recovery Policy, as in effect from time to time. In addition, nothing herein shall limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner that it deems appropriate.

8.4	Other Representations. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, participant, beneficiary, legal representative, or any other person. Although Participants generally have no right to any payment from this Plan, to the extent that any Participant acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established, and no segregation of assets will be made, to assure payment of such amount.

8.5	Tax Withholding. The Company will make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local, and other taxes required by law to be withheld with respect to Company Bonus payments under the Plan, including, but not limited to, deducting the amount required to be withheld from the amount of cash otherwise payable under the Plan, or from salary or any other amount then or thereafter payable to an employee, Participant, beneficiary, or legal representative.

8.6	Currency. The Company Bonus will be based on the currency in which the highest portion of base pay is regularly paid. The Committee will determine the appropriate foreign exchange conversion methodology in its discretion.

8.7	Effect of Plan on other Company plans. Nothing contained in this Plan is intended to amend, modify, terminate, or rescind other benefit or compensation plans established or maintained by the Company. Whether and to what extent a Participant’s Company Bonus is taken into account under any other plan will be determined solely in accordance with the terms of such plan.

8.8	Construction. This Plan and all the rights thereunder will be governed by, and construed in accordance with, the laws of the state of Indiana, without reference to the principles of conflicts of law thereof.

8.9	Notice. Any notice to be given to the Company or Committee pursuant to the provisions of the Plan will be in writing and directed to Secretary, Eli Lilly and Company, Lilly Corporate Center, Indianapolis, IN 46285.

SECTION 9. AMENDMENT, SUSPENSION, OR TERMINATION

The Board of Directors of the Company will have the right to amend, modify, suspend, revoke, or terminate the Plan, in whole or in part, at any time and without notice, by written resolution of the Board of Directors. The Committee also will have the right to amend the Plan, except that the Committee may not amend this Section 9.